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  [DELMARVA POWER & LIGHT COMPANY AND ATLANTIC ENERGY, INC. LOGOS APPEAR HERE]


FOR IMMEDIATE RELEASE

     Contact for Delmarva Power:            Contact for Atlantic Energy:
     Media:        Michael Ratchford        Media:         Neely Crowley
                   302-429-3410                            609-645-4328
     Investors:    Edric R. Mason           Investors:     Robert Marshall
                   302-429-3525                            609-645-4655

                           Joele Frank/Judy Wilkinson
                           Abernathy MacGregor Group
                                  212-371-5999

            ATLANTIC ENERGY, INC. AND DELMARVA POWER & LIGHT COMPANY
                     ANNOUNCE MERGER VALUED AT $2.2 BILLION

                CREATES REGIONAL PLATFORM FOR ACCELERATED GROWTH

      Egg Harbor Township, NJ and Wilmington, DE, August 12, 1996 -- Atlantic Energy, Inc. (NYSE:ATE) and Delmarva Power & Light Company (NYSE:DEW) today announced they have signed a definitive agreement to merge in a tax-free, stock-for-stock transaction resulting in a new holding company with an equity value of approximately $2.2 billion based upon the closing stock prices on Friday, August 9, 1996 of $17.125 per Atlantic Energy share and $20.625 per Delmarva Power share. This merger of equals, which will be accounted for as a purchase, is expected to be accretive to the new company beginning with the first year after completion of the merger. The transaction, which has been unanimously approved by both companies' boards of directors, would create a diversified energy company with over one million customers and more than 5,500 megawatts of electric generation resources.

      Under the terms of the transaction, Atlantic Energy and Delmarva Power will be merged into a new holding company. Delmarva Power shareholders will receive one share of the new company's Common Stock for each share of Delmarva Power they currently hold. Atlantic Energy shareholders will receive 0.75 shares of the new company's Common Stock and 0.125 shares of the new company's Class A common stock for each share of Atlantic Energy common stock they currently hold.

      Howard E. Cosgrove, chairman, president, and chief executive officer of Delmarva Power, said, "By joining forces, we become a stronger company that is better positioned to thrive in an increasingly competitive energy industry. Together, we create a larger regional platform from which to launch new energy-related products and services throughout the Mid-Atlantic region. Our new combined company will provide more value to our customers and shareholders than either company could have on a stand-alone basis."

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      Jerrold L. Jacobs, chairman and chief executive officer of Atlantic
Energy, said, "This is a natural fit. Electric utilities throughout the country are preparing for an even more competitive future through operating and strategic initiatives. By combining, we are proactively confronting this reality. This merger clearly demonstrates that our new company intends to be an effective and successful competitor in the future world of retail competition in which customers will be able to choose their energy providers based on price, products, and service quality.

      "Our combined territory sits in the center of a large market that is growing bigger all the time," Jacobs continued. "In fact, approximately one-third of the U.S. population lives within 350 miles of our territory. The Atlantic City region is promising significant growth led by the unprecedented expansion of the city's hotel casino industry. Delaware is enjoying continued growth of its financial services industry. This economic vitality creates expanded opportunities in the core utility business and other new product areas. Through our merger, we will unlock substantial synergies and realize merger savings that will benefit our shareholders and customers."

      "We believe that shareholders win when customers win. We expect the effect on rates to be favorable for our customers," Cosgrove added. "As synergies occur and certain costs are reduced, customers will benefit.
Over the long-term we believe that rates will be lower than they would have been if this strategic combination had not occurred. We intend to maintain overall base rates for Atlantic Energy and Delmarva Power customers at least through the close of the merger. Atlantic Energy and Delmarva Power together will continue our strong traditions of active community involvement. We have clearly demonstrated our commitment to economic development and community service in the territories we serve."

                              Class A common stock

      The Class A common stock will reflect the growth prospects and regulatory environment of Atlantic Energy's regulated electric utility business. The shares of Class A common stock received by Atlantic Energy shareholders will represent in aggregate a 30 percent interest in earnings of Atlantic Energy's regulated electric utility business in excess of $40 million per year. The first $40 million of earnings of Atlantic Energy's regulated electric utility business and the remaining 70 percent of the earnings above this amount will be attributable to the holders of Common Stock of the new holding company, together with all earnings of the Delmarva Power businesses and the businesses of Atlantic Energy other than Atlantic Energy's regulated electric utility business.

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                                Dividend Policy

      It is anticipated that the initial annual dividend for the new holding company's Common Stock would be $1.54 per share, the same annual dividend both companies currently pay. The new company intends to pay an annual dividend of $3.20 per share on the Class A common stock ($0.40 per 0.125 share) for the first three years after closing. Accordingly, after the close of the merger, Delmarva Power shareholders will receive an annual per share dividend of $1.54 and Atlantic Energy shareholders will receive an aggregate annual per share dividend payment of $1.555. Subsequent to the three-year time period, it is the intention of the new company, after giving consideration to the financial condition, regulatory environment and the results of operations, to pay annual dividends on the Class A common stock at a rate equal to 90% of the net income, in excess of $40 million, attributable to Atlantic Energy's regulated electric utility business.

      Jacobs said, "We believe that the transaction will provide Atlantic Energy shareholders with a modest premium compared to recent trading levels, greater certainty of an attractive dividend into the future, enhanced prospects of long-term capital appreciation, and a continuous direct economic interest in the southern New Jersey electric utility business."

                             Merger Related Savings

      The companies anticipate savings related to the merger in excess of $500 million over a ten-year period from the elimination of duplication in corporate and administrative programs, greater efficiencies in operations and business processes, increased purchasing efficiencies and the combination of the two workforces. Employee reductions because of the merger are expected to be approximately 10 percent of the consolidated workforce equaling about 400 positions out of a total workforce of approximately 4,000. Both companies will seek to minimize workforce effects through a combination of reduced hiring, attrition, and separation programs. All union contracts will be honored.

                     Management and Business Unit Structure

      The companies intend to manage according to three strategic business units applying the best practices of each company as appropriate. This structure will best align the company's organization with the changing needs of its customers and markets. The strategic business units will serve the competitive regional market place. They will include:

      - Energy Supply Unit which supplies energy to the regulated retail, competitive wholesale and increasingly competitive unregulated retail regional market.

      - Energy Services Unit which packages and sells unregulated energy-related premium products and services such as power quality audits, thermal energy services and energy management consulting.

      - Regulated Delivery Unit which provides high value utility delivery services to customers.

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      The new company will be a registered public utility holding company which will be the parent for both Atlantic Electric and Delmarva Power. The corporate headquarters of the holding company will be in Wilmington, Delaware with significant executive presence in Atlantic City, New Jersey. The board of the new holding company will consist of the current directors of each company at the time of the merger.

      Howard E. Cosgrove, currently chairman, president, and chief executive officer of Delmarva Power, will become chairman of the board and chief executive officer of the new company. Jerrold L. Jacobs, currently chairman and chief executive officer of Atlantic Energy, will retire as an active Atlantic Energy employee upon the completion of the merger and will serve the new company as vice-chairman of the board. Michael J. Chesser, currently president and chief operating officer of Atlantic Energy, will become president and chief operating officer of the new company.

                              Approvals and Timing

      The merger is conditioned, among other things, upon the approvals of each company's shareholders and the necessary approvals of various regulatory agencies, principally Delaware, New Jersey, and Virginia public utility commissions, the Federal Energy Regulatory Commission (FERC), the Nuclear Regulatory Commission (NRC) and the Securities and Exchange Commission (SEC). The companies are hopeful that regulatory approvals can be obtained in 12 to 18 months.

      Morgan Stanley & Co. Incorporated is serving as financial advisor and provided a fairness opinion to Atlantic Energy. Merrill Lynch & Co. is serving as financial advisor and provided a fairness opinion to Delmarva Power.

      Atlantic Energy, Inc., headquartered in Egg Harbor Township, New Jersey, is an investor-owned holding company for Atlantic Electric and several non-regulated affiliates. Atlantic Electric, a regulated electric utility, is Atlantic Energy's primary subsidiary and makes up 94% of the Company's total assets. Atlantic Electric serves over 473,000 customers in a 2,700 square mile area in southern New Jersey. Together the Atlantic Energy companies provide a wide variety of energy-related products and services including home energy management, commercial utility services, energy system design and construction, fuel management services, thermal energy services, bulk power marketing, and other energy services.

      Delmarva Power & Light Company is an investor-owned utility providing service to 436,000 electric customers and 98,000 gas customers in Delaware and on the Eastern Shore of Maryland and Virginia. Headquartered in Wilmington, Delaware, Delmarva Power's 6,000 square mile diverse service territory includes urban areas, agricultural areas in the central and southern parts of the Delmarva Peninsula, the beaches of Delaware and Maryland as well as the Chesapeake Bay. During the past five years the Company has experienced steady annual growth in electric and natural gas sales. Delmarva Power's rates are among the lowest in the region while its customer favorability ratings are among the highest in the country.

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      The press release includes forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal regulatory initiatives that increase competition, threaten cost and investment recovery, and impact rate structures; the ability of the combined company to successfully reduce its cost structure; operating performance of nuclear generating facilities, decommissioning costs associated with such facilities and impact on future operational and financial condition associated with the uncertain status of the Salem Nuclear Station; the degree to which the combined company develops non-regulated business ventures; the economic climate and growth in the service territories of the two companies; economies generated by the merger; inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.

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